EXHIBIT 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com


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FOR IMMEDIATE RELEASE


Contact:   Raymond Martz, Vice President of Finance &
           Investor Relations--Bethesda +301/941-1516


                   LASALLE HOTEL PROPERTIES ACQUIRES
                  THE INDIANAPOLIS MARRIOTT DOWNTOWN

           White Lodging Services Corporation Named Manager of 615-room Full-Service Convention Hotel


     BETHESDA, MD, February 10, 2004 -- LaSalle Hotel Properties
(NYSE: LHO) today announced it has acquired the Indianapolis Marriott Downtown. The 615-room AAA four-diamond convention hotel is centrally located in the heart of Indianapolis' business and leisure district. White Lodging Services Corporation has been named manager of the hotel, which will continue to be operated pursuant to a Marriott franchise agreement. The transaction was funded utilizing the Company's Senior Unsecured Credit Facility; however, the Company anticipates placing mortgage debt on the property in the near future.

     The Indianapolis Marriott Downtown was built in 2001 and features more than 38,000 square feet of meeting space, including a 21,000 square foot ballroom, two restaurants, an upscale fitness center, an indoor swimming pool and an on-site parking facility. The property is in the heart of downtown Indianapolis' central business district and is physically connected, via a temperature-controlled skywalk, to the 1.9 million square foot Indiana Convention Center/RCA Dome and the Circle Centre Mall, which contains over 100 specialty shops, including the Nordstrom and Parisian department stores, a multi-screen cinema, nightclubs and restaurants. Additionally, the hotel is within walking distance to the State Capitol, the Indianapolis Zoo, the Indianapolis War Memorial, Conseco Field House -- home of the Indiana Pacers -- and Victory Field -- home of the Milwaukee Brewers' Triple-A baseball affiliate, the Indianapolis Indians.

     "We are very excited to acquire one of Indianapolis' leading hotels," said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "The hotel's strategic location in the central business district adjacent to the convention center, combined with the overall strength of the Indianapolis lodging market, both from the business and leisure segments, gives us confidence in the long-term stability and profitability of the hotel. The property has consistently exhibited strong and stable cash flows since it opened in 2001, despite opening and operating during one of the most challenging environments the travel industry has ever experienced. As the economy continues to strengthen, the hotel's cash flow should likewise continue to grow."

     The city of Indianapolis continues to exhibit solid and diverse economic fundamentals with major employers in the healthcare, manufacturing, banking, financial services, insurance, and communications industries. Four Fortune 1000 companies are located in downtown Indianapolis, including Eli Lilly and Company, Anthem, Inc., Guidant Corporation, Simon Property Group, as well as the headquarters of The
National Collegiate Athletic Association ("NCAA").   The combination of a
diversified business base and the area's proximity to major markets is supportive of continued stable demand trends for lodging in Indianapolis.

     In addition to the sound economic environment in the Indianapolis market, the city continues to be a major destination for leisure activities and events. Indianapolis hosts The Indy 500 and Brickyard 400 each year, drawing estimated crowds of 400,000 and 250,000, respectively. According to a study done by Levin College of Business at Cleveland State, these two events produce more than $550 million in economic stimulus each year, compared with approximately $215 million from Atlanta's Super Bowl held in 2000. Additionally, Indianapolis is home to the Indianapolis Colts (NFL)
and Indiana Pacers (NBA).   The city's reputation as a sports and leisure
destination has resulted in its popularity as a tourist attraction. In 1998, visitors to the city spent more than $1.5 billion, with 51% spent on lodging.

     Last week, the NCAA, which has hosted numerous sporting events in the city, announced that Indianapolis would host the NCAA men's basketball Final Four championship on average every five years through 2039. This arrangement also guarantees the city will host an NCAA event, from the women's Final Four, to early-round men's and women's contests, to the NCAA's annual convention, each year between the men's Final Fours. Indianapolis also will be the permanent back-up site if other cities slated
to hold Final Fours have to drop out for any reason.   The city hosted the
men's Final Four championship in 1980, 1991, 1997 and 2000, and is scheduled to host again in 2006 and 2010. The women's Final Four will be in Indianapolis in 2005.

     "We continue to be impressed with the diversity of demand generators in the Indianapolis lodging market," noted Mr. Bortz. "The impact of each of the Indy 500 and the Brickyard 400 on the hotel market is comparable to the Super Bowl, yet they occur every year in Indianapolis. The consistent lodging demand generated by sporting events, both professional and amateur, and other tourist attractions in the area, combined with the strength of convention-related business, provide a solid base for a strong and growing market. On a risk-adjusted basis, we are excited to have completed the acquisition on such favorable economic terms, and in the process, we will benefit from further diversifying our hotel portfolio on a geographic basis."

     The hotel will continue to be managed by White Lodging Services Corporation, which has managed the property since it opened in March 2001. White Lodging Services is based in Indiana and operates more than 88 hotels throughout the country, 78 of which feature Marriott brands.

     "We are very excited to develop a relationship with LaSalle Hotel Properties," said Bruce White, Chairman and Chief Executive Officer of White Lodging Services Corporation. "We are pleased to bring our tremendous experience and knowledge operating Marriott franchised hotels to LaSalle's growing portfolio."

     White Lodging Services is a fully integrated hotel ownership, development, and operating company, originally established in 1985. A five-time Marriott Partnership Circle Award winner and recognized industry leader, White Lodging Services' growing portfolio includes representation of the following leading-brand hotels: Marriott Hotels; Residence Inn by Marriott; Courtyard by Marriott; Fairfield Inn by Marriott; SpringHill Suites by Marriott; Renaissance Hotels; Radisson Hotels; Six Continents; and Hilton Hotels.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 18 upscale and luxury full-service hotels, totaling approximately 6,200 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Westin Hotels & Resorts, Sheraton Hotels & Resorts, Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, and Kimpton Hotel & Restaurant Group, LLC.


Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.



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ADDITIONAL CONTACTS:
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Hans Weger, Chief Financial Officer,
     LaSalle Hotel Properties - 301/941-1516



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           please visit our website at www.lasallehotels.com